SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                  EXCHANGE ACT OF 1934 (AMENDMENT NO.       )

    Filed by the registrant /X/

    Filed by a party other than the registrant / /

    Check the appropriate box:

    / / Preliminary proxy statement

    /X/ Definitive proxy statement

    / / Definitive additional materials

    / / Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                          ANNTAYLOR STORES CORPORATION
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                          ANNTAYLOR STORES CORPORATION
- --------------------------------------------------------------------------------
                    (Name of Person Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):

    /X/ $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).

    / / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

    / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

- --------------------------------------------------------------------------------

    (2) Aggregate number of securities to which transaction applies:

- --------------------------------------------------------------------------------

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:1

- --------------------------------------------------------------------------------

    (4) Proposed maximum aggregate value of transaction:

- --------------------------------------------------------------------------------

    / / Check box if any part of the fee is offset as provided by Exchange Act
        Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    (1) Amount previously paid:

- --------------------------------------------------------------------------------

    (2) Form, schedule or registration statement no.:

- --------------------------------------------------------------------------------

    (3) Filing party:

- --------------------------------------------------------------------------------

    (4) Date filed:

- --------------------------------------------------------------------------------

- -------------------

1 Set forth the amount on which the filing fee is calculated and state how it was determined.

                                     [LOGO]
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JUNE 7, 1995

                      ------------------------------------

    NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of AnnTaylor Stores Corporation, a Delaware corporation (the "Company"), will be held at 2:00 p.m. on Wednesday, June 7, 1995, at The Parker-Meridien Hotel, 118 West 57th Street, New York, New York, for the following purposes:

    1. To elect two Class I Directors of the Company, each to serve for a term of three years;

    2. To ratify the appointment of Deloitte & Touche LLP as the Company's independent accountants for fiscal year 1995; and

    3. To transact such other business as may properly come before the meeting and any adjournments or postponements thereof.

    Only stockholders of record at the close of business on April 10, 1995 are entitled to notice of and to vote at the Annual Meeting and at any and all adjournments or postponements thereof. A list of stockholders entitled to vote at the meeting will be available for inspection at the office of the Secretary of the Company, 142 West 57th Street, New York, New York, for at least ten days prior to the meeting, and will also be available for inspection at the meeting.

                                        By Order of the Board of Directors,
                                          Jocelyn F.L. Barandiaran, Secretary

New York, New York
April 28, 1995

                             YOUR VOTE IS IMPORTANT

EACH STOCKHOLDER IS URGED TO COMPLETE, SIGN, DATE AND MAIL PROMPTLY THE ENCLOSED PROXY TO THE COMPANY IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. RETURNING A SIGNED PROXY WILL NOT PREVENT YOU FROM ATTENDING THE MEETING AND VOTING IN PERSON, IF YOU SO DESIRE.

                                     [LOGO]
                         ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JUNE 7, 1995
                                PROXY STATEMENT
                      ------------------------------------

    This Proxy Statement is being furnished to the stockholders of AnnTaylor Stores Corporation, a Delaware corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Stockholders of the Company, to be held at 2:00 p.m. on Wednesday, June 7, 1995, at The Parker-Meridien Hotel, New York, New York, and at any and all adjournments or postponements thereof. At the Annual Meeting, the stockholders of the Company are being asked to consider and vote upon (i) the election of two Class I Directors, each to serve for a term of three years and
(ii) a proposal to ratify the appointment of the Company's independent accountants for fiscal year 1995.

    This Proxy Statement and the enclosed form of proxy are first being mailed to stockholders of the Company on or about April 28, 1995.

                   VOTING RIGHTS AND SOLICITATION OF PROXIES

    Only holders of record of the Company's common stock, par value $.0068 per share ("Common Stock"), at the close of business on April 10, 1995 (the "Record Date") are entitled to notice of and to vote at the Annual Meeting. At the close of business on the Record Date, there were 23,109,618 shares of Common Stock outstanding. The presence, either in person or by proxy, of the holders of a majority of the shares of Common Stock outstanding on the Record Date is necessary to constitute a quorum at the Annual Meeting. All abstentions and broker non-votes will be included as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the meeting.

    Each stockholder will be entitled to one vote per share, in person or by proxy, for each share of Common Stock held in such stockholder's name as of the Record Date on any matter submitted to a vote of stockholders at the Annual Meeting. The election of the Class I Directors will require the affirmative vote of a plurality of the shares of Common Stock represented and voting in person or by proxy and entitled to vote at the Annual Meeting. Ratification of the appointment of the Company's independent accountants for the Company's 1995 fiscal year will require the affirmative vote of a majority of the shares of Common Stock represented in person or by proxy and entitled to vote at the Annual Meeting. In determining whether each of the proposals submitted to a vote of stockholders has received the requisite number of affirmative votes, (i) abstentions will be counted and will have the same effect as a vote against the proposal, except that abstentions will not be counted as votes cast in connection with determining the plurality required to elect a director and will have no effect on the outcome of that vote and (ii) proxies for which the broker does not have discretionary authority and has not received voting instructions from the beneficial owners ("broker non-votes") will not be counted as votes cast with respect to any proposal and will have no effect on the outcome of such vote.

    Shares of Common Stock represented by properly executed proxies received in time for voting at the Annual Meeting will, unless such proxy has previously been revoked, be voted in accordance with the instructions indicated thereon. In the absence of specific instructions to the contrary, the persons named in the accompanying form of proxy intend to vote all properly executed proxies received by them (i) FOR the election of the Board of Director's nominees as Class I Directors and (ii) FOR the ratification of Deloitte & Touche LLP as the Company's independent accountants for the Company's 1995 fiscal year. No business other than as set forth in the accompanying Notice of Annual Meeting is expected to come before the Annual Meeting, but should any other matter requiring a vote of stockholders be properly brought before the Annual Meeting, it is the intention of the persons named in the enclosed form of proxy to vote such proxy in accordance with their best judgment on such matters.

For information with respect to advance notice requirements applicable to stockholders who wish to propose any matter for consideration or nominate any person for election as a director at an annual meeting, see "Stockholder Proposals for 1996 Annual Meeting".

    Under applicable Delaware law, none of the holders of Common Stock is entitled to appraisal rights in connection with any proposal to be acted on at the Annual Meeting.

    Execution of the enclosed proxy will not prevent a stockholder from attending the Annual Meeting and voting in person. Any proxy may be revoked at any time prior to the exercise thereof by delivering in a timely manner a written revocation or a new proxy bearing a later date to the Secretary of the Company, 142 West 57th Street, New York, New York 10019, or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not, however, in and of itself constitute a revocation of a proxy.

    This solicitation is being made by the Company. The cost of this solicitation will be borne by the Company. Solicitation will be made by mail, and may be made personally or by telephone by officers and other employees of the Company who will not receive additional compensation for solicitation.

    The principal executive offices of the Company are located at 142 West 57th Street, New York, New York 10019.

                                   PROPOSAL 1
                         ELECTION OF CLASS I DIRECTORS

    The Board of Directors of the Company is divided into three classes, designated Class I, Class II and Class III, serving staggered three-year terms. The Company's Certificate of Incorporation requires that such classes be as nearly equal in number of directors as possible. The terms of the Company's two current Class I Directors, Rochelle B. Lazarus and Robert C. Grayson, expire at the Annual Meeting.

    At the Annual Meeting, two Class I Directors are to be elected to serve three-year terms ending in 1998 or until their respective successors are elected and qualified or their earlier death, resignation or removal. Each of the two nominees presently serves as a Class I Director. Each of the two nominees has consented to serve as a Director if elected at the Annual Meeting and, to the best knowledge of the Board of Directors, each of such nominees is and will be able to serve if so elected. In the event that either of these nominees should be unavailable to stand for election before the Annual Meeting, the persons named in the accompanying proxy intend to vote for such other person, if any, as may be designated by the Board of Directors, in the place of a nominee unable to serve.

    The Board of Directors recommends that stockholders vote "FOR" the Company's nominees as Class I Directors.

    Set forth below is a brief biography of each nominee for election as a Class I Director and of all other members of the Board of Directors who will continue in office.

                   NOMINEES FOR ELECTION AS CLASS I DIRECTORS
                             TERM EXPIRING IN 1998

    ROCHELLE B. LAZARUS, AGE 47. Ms. Lazarus has been a Director of the Company and its wholly owned operating subsidiary AnnTaylor, Inc. ("Ann Taylor") since April 1992. She has been President of Ogilvy & Mather North America, an advertising agency, since April 1994, having served as President of its New York office from June 1991 to April 1994. Ms. Lazarus was at Ogilvy & Mather Direct from 1987 to 1991, serving as president for the last two of those years.

    ROBERT C. GRAYSON, AGE 50. Mr. Grayson has been a Director of the Company and Ann Taylor since April 1992. He has been president of Robert C. Grayson & Associates, Inc., a retail marketing consulting firm, since February 1992. He has been a vice chairman of the board of Tommy Hilfiger Corp., a men's apparel manufacturer and retailer, and chairman of the board of Tommy Hilfiger Retail, a subsidiary of such company, since June 1994. From June 1985 to February 1992, Mr. Grayson was the president and chief executive officer of Lerner New York, a specialty women's apparel retailer and a division of The Limited, Inc., a specialty retailer. Mr. Grayson is also a director of Tommy Hilfiger Corp. and Sunglass Hut International, Inc.

                          INCUMBENT CLASS II DIRECTORS
                               TERM EXPIRING 1996

    SALLY FRAME KASAKS, AGE 50. Ms. Kasaks has been Chairman, Chief Executive Officer and a Director of the Company and Ann Taylor since February 1992. From February 1989 to January 1992, she was president and chief executive officer of Abercrombie & Fitch, a specialty retailer and a division of The Limited, Inc., a specialty retailer. From November 1985 to September 1988, Ms. Kasaks was president of The Talbots Stores, a specialty women's apparel retailer. For the six years before 1985, she served in various capacities at Ann Taylor, the last two of those years as president.

    JAMES J. BURKE, JR., AGE 43. Mr. Burke has been a Director of the Company and Ann Taylor since February 1989. He has been managing partner of Stonington Partners, Inc. ("Stonington Partners"), a private investment firm, since November 1993, and a director of Stonington Partners since August 1993. He was a partner of Merrill Lynch Capital Partners, Inc. ("ML Capital Partners"), a private investment firm associated with Merrill Lynch & Co., Inc. ("ML&Co."), from May 1993 through June 1994, and was president and chief executive officer of ML Capital Partners from January 1987 through April 1993. Mr. Burke was a first vice president of Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch") from July 1988 through June 1994 and was a managing director of the Investment Banking Division of ML&Co. from April 1985 through June 1994. Mr. Burke is also a director of ML Capital Partners, Amstar Corporation, Borg-Warner Security Corporation, Pathmark Stores, Inc., Supermarkets General Holdings Corporation, United Artists Theater Circuit, Inc., Wherehouse Entertainment, Inc. and World Color Press, Inc.

                         INCUMBENT CLASS III DIRECTORS
                               TERM EXPIRING 1997

    GERALD S. ARMSTRONG, AGE 51. Mr. Armstrong has been a Director of the Company and Ann Taylor since February 1989. He has been a partner of Stonington Partners, a private investment firm, since November 1993, and a director of Stonington Partners since August 1993. He was a partner of ML Capital Partners, a private investment firm associated with ML&Co., from May 1993 through June 1994, and was an executive vice president of ML Capital Partners from November 1988 through April 1993. Mr. Armstrong was a managing director of the Investment Banking Division of ML&Co. from November 1988 through June 1994. Mr. Armstrong is also a director of ML Capital Partners, Beatrice Foods, Inc., Blue Bird Corporation, First USA, Inc., Simmons Company, Wherehouse Entertainment, Inc. and World Color Press, Inc.

    PAUL E. FRANCIS, AGE 40. Mr. Francis has been Executive Vice President-Finance and Administration of the Company and Ann Taylor since April 1993, and has been a Director of the Company and Ann Taylor since February 1989. He was a vice president of ML Capital Partners from July 1987 to April 1993 and a managing director of the Investment Banking Division of ML&Co. from January 1993 to April 1993. From January 1990 to January 1993, he was a director of the Investment Banking Division of ML&Co.

    HANNE M. MERRIMAN, AGE 53. Ms. Merriman has been a Director of the Company and Ann Taylor since December 1993. She has been the Principal in Hanne Merriman Associates, retail business consultants, since January 1992, and from February 1990 to December 1990. From January 1991 to June 1992, Ms. Merriman was president and chief operating officer of Nan Duskin, Inc., a specialty women's apparel retailer, and from December 1988 to January 1990 was president and chief executive officer of Honeybee, Inc., a women's apparel retail catalog business and a division of Spiegel, Inc. Ms. Merriman is also a director of USAir Group, Inc., CIPSCO, Inc., Central Illinois Public Service Company, State Farm Mutual Automobile Insurance Company, The Rouse Company and

T. Rowe Price Mutual Funds. She is a member of the National Women's Forum and a trustee of the American-Scandinavian Foundation.

    Messrs. Armstrong and Burke serve on the Board of Directors of the Company and Ann Taylor as representatives of ML&Co. and certain of its affiliates, which, as of the Record Date, beneficially owned an aggregate of 26.6% of the Common Stock. See "Compensation of Directors and Related Matters", "Compensation Committee Interlocks and Insider Participation" and "Beneficial Ownership of Common Stock".

BOARD OF DIRECTORS MEETINGS AND COMMITTEES

    The Company's Board of Directors held five meetings in fiscal 1994. Each Director attended at least 80% of the total number of Board meetings and meetings of Board committees on which such Director served. The Board of Directors has established standing Audit and Compensation Committees. There is no standing Nominating Committee. The membership and functions of the committees of the Board of Directors are as follows:

    AUDIT COMMITTEE: The principal functions of the Audit Committee include recommending independent accountants; conferring with the Company's independent accountants regarding the scope and results of their audit of the Company; reviewing the fees of the Company's independent accountants and other terms of their engagement; conferring with the Company's internal audit department regarding planned audit activities and results of its audits; and reviewing the adequacy of internal accounting controls and the results of fiscal policies and financial management of the Company. The Audit Committee held two meetings in fiscal 1994. The current members of the Audit Committee are Mr. Grayson and Ms. Lazarus.

    COMPENSATION COMMITTEE: The principal functions of the Compensation Committee are to review and make recommendations regarding the compensation of the executive officers of the Company and to administer the Company's benefit plans, including its stock option plans and management performance compensation plan. The Compensation Committee held four meetings in fiscal 1994 at which resolutions were adopted, and four additional working sessions. The current members of the Compensation Committee are Mr. Armstrong, Mr. Burke, Ms. Lazarus and Ms. Merriman.

COMPENSATION OF DIRECTORS AND RELATED MATTERS

    Directors who are employees of the Company, and Directors serving on the board as representatives of ML&Co. and its affiliates, do not receive any compensation for serving on the Board of Directors of either the Company or Ann Taylor. Directors who are not employees of the Company or representatives of ML&Co. or its affiliates receive $20,000 in compensation annually, plus $750 for each meeting attended.

    Mr. Armstrong and Mr. Burke serve on the Boards of Directors of the Company and Ann Taylor as representatives of ML&Co and certain of its affiliates. In 1993, Messrs. Armstrong and Burke, together with other colleagues from ML Capital Partners, founded Stonington Partners, formerly known as First Capital Partners, Inc. In July 1994, Messrs. Armstrong and Burke left the employment of ML&Co., although each has continued to serve as a director of ML Capital Partners and certain other companies, including the Company and Ann Taylor, in which ML&Co. or certain of its affiliates have equity investments. In this connection, each of Messrs. Armstrong and Burke entered into a consulting agreement with ML&Co. which provides, among other things, for his continued availability to serve on the Boards of Directors of the Company, Ann Taylor and such other companies, unless requested to resign by ML&Co., and for his compensation by ML&Co. for serving in such capacities and for other consulting services.

    Robert C. Grayson & Associates, Inc. ("RCG Associates"), a company wholly-owned by Mr. Grayson, a director of the Company, has been engaged as a consultant to Ann Taylor with respect to certain real estate and other matters since August 1992. The current term of the engagement runs through July 1995 and requires payment by Ann Taylor to RCG Associates of $4,000 per month through July 1995. For fiscal 1994, RCG Associates received aggregate fees of $48,000 pursuant to this engagement.

                             EXECUTIVE COMPENSATION

    The following summary compensation table sets forth information regarding the annual and long-term compensation awarded or paid for each of the last three fiscal years to those persons who were, for the fiscal year ended January 29, 1995, the Chief Executive Officer and the four other most highly compensated executive officers of the Company and Ann Taylor (collectively, the "named executives"). None of Mr. Francis, Mr. Gromek or Mr. Richardson was employed by the Company in fiscal year 1992; accordingly, no information is set forth in the table with respect to these officers for that year.

                                    TABLE I
             SUMMARY OF COMPENSATION TO CERTAIN EXECUTIVE OFFICERS

                                                                                               LONG-TERM
                                                                                             COMPENSATION
                                                 ANNUAL COMPENSATION                -------------------------------
                                      ------------------------------------------                        SECURITIES     ALL OTHER
   NAME AND PRINCIPAL         FISCAL                              OTHER ANNUAL         RESTRICTED       UNDERLYING    COMPENSATION
   POSITION                    YEAR   SALARY ($)  BONUS ($)(A)  COMPENSATION ($)    STOCK AWARDS ($)   OPTIONS (#)       ($)(B)
- ----------------------------- ------  ----------  ------------  ----------------    ----------------   ------------   ------------
Sally Frame Kasaks...........  1994    $750,000     $450,000        $  8,303             --               170,000        $7,857
 Chairman and Chief Executive  1993    $650,000     $243,750         --                  --                30,000        $7,755
 Officer                       1992    $600,000     $150,000         --                $1,327,500(c)      200,000        $3,077
Paul E. Francis..............  1994    $325,000     $156,000         --                  --                80,000        $2,281
 Executive Vice                1993    $262,292     $ 80,167         --                  --                70,000        --
 President-Finance and         1992      --           --             --                  --                --            --
 Administration
Joseph R. Gromek(d)..........  1994    $365,000     $131,400         --                  --                60,000(e)     $4,330
 Senior Vice                   1993    $282,468     $ 64,750         --                  --                30,000(f)     $1,188
 President-General             1992      --           --             --                  --                --            --
 Merchandise Manager
Andrea M. Weiss..............  1994    $254,600     $ 88,200         --                  --                50,000        $2,757
 Senior Vice                   1993    $234,600     $ 50,625         --                  --                15,000        $1,318
 President-Director of Stores  1992    $120,569     $ 35,000        $ 15,576             --                25,000        $  180
Randy Richardson.............  1994    $195,000     $ 58,500        $ 11,239             --                30,000        $2,611
 Senior Vice                   1993    $185,000     $ 39,312        $ 64,129(h)          --                20,000        $  583
 President-Information         1992      --           --             --                  --                --            --
 Services(g)

- ------------

 (a)  Bonus awards indicated for 1994 and 1993 were paid pursuant to the Company's Management
      Performance Compensation Plan. Bonus amounts indicated for 1992 represent guaranteed bonus amounts paid to Ms. Kasaks pursuant to her 1992 Employment Agreement and to Ms. Weiss in
      accordance with the terms of her compensation arrangement upon hire by the Company.
 (b)  Represents contributions made by the Company on behalf of the named executives to its 401(k)
      Savings Plan and the cost of group term life insurance paid by the Company on behalf of qualifying executive officers during the years shown.
 (c)  Pursuant to the terms of her 1992 Employment Agreement, Ms. Kasaks was awarded 60,000 shares of restricted stock, of which 15,000 shares vested upon hiring, and 15,000 shares vested at the end of each of fiscal years 1992, 1993 and 1994. Ms. Kasaks would be entitled to receive dividends on these shares proportionately with the other holders of the Company's Common Stock, if dividends are paid. Ms. Kasaks has received no other awards of restricted stock from the Company. For purposes of the above table, the 60,000 restricted shares have been valued at $22.125 per share, which was the closing market price of the Company's Common Stock on the New York Stock Exchange
      on the effective date of the grant. The aggregate value of Ms. Kasaks' restricted stock holdings on January 28, 1995, based on the closing market price of the Common Stock on the New York Stock
      Exchange on January 27, 1995 (the last trading day in fiscal 1994) of $34.00, was $2,040,000.
 (d)  Mr. Gromek resigned from his position with the Company on April 18, 1995.
 (e)  55,001 of these options were not vested at the time of Mr. Gromek's separation of employment and were cancelled on the separation date.
 (f)  12,000 of these options were not vested at the time of Mr. Gromek's separation of employment and were cancelled on the separation date.
 (g)  Mr. Richardson was promoted to Senior Vice President-Technology and Logistics effective February
      20, 1995.
 (h)  Includes $47,119 reimbursement of relocation expenses.

    The following table sets forth certain information with respect to stock options awarded during fiscal year 1994 to the named executives listed in Table I above. These option grants are also reflected in Table I. In accordance with Securities and Exchange Commission ("Commission") rules, the hypothetical realizable values for each option grant are shown based on compound annual rates of stock price appreciation of 5% and 10% from the grant date to the expiration date. The assumed rates of appreciation are prescribed by the Commission and are for illustration purposes only; they are not intended to predict future stock prices, which will depend upon market conditions and the Company's future performance and prospects.

                                    TABLE II
                   STOCK OPTIONS GRANTED IN FISCAL YEAR 1994

                                                                                        POTENTIAL REALIZABLE
                                                                                          VALUE AT ASSUMED
                                                                                            ANNUAL RATES
                              # OF          % OF TOTAL                                     OF STOCK PRICE
                           SECURITIES      # OF OPTIONS                                     APPRECIATION
                           UNDERLYING       GRANTED TO     EXERCISE                      FOR OPTION TERM(B)
                            OPTIONS        EMPLOYEES IN      PRICE      EXPIRATION    ------------------------
NAME                       GRANTED(A)      FISCAL 1994     ($/SHARE)       DATE         5% ($)       10% ($)
- ------------------------   ----------      ------------    ---------    ----------    ----------    ----------
Sally Frame Kasaks......     170,000           21.59%       $25.375       2/23/04     $2,712,900    $6,875,000
Paul E. Francis.........      80,000           10.16%       $25.375       2/23/04     $1,276,650    $3,235,300
Joseph R. Gromek........      60,000(c)         7.62%       $25.375       2/23/04     $  957,500    $2,426,500
Andrea M. Weiss.........      50,000            6.35%       $25.375       2/23/04     $  797,900    $2,022,000
Randy Richardson........      30,000            3.81%       $25.375       2/23/04     $  478,750    $1,213,250

- ------------

 (a)  One-third of the options granted to each of the named executives in 1994 are "time vesting" options which vest 25% per year on each of the first through fourth anniversaries of the date of grant. The remaining two-thirds of these options are
      "performance-vesting" options which become fully exercisable upon the earliest to occur of: (i) the ninth anniversary of the date of grant, (ii) the date on which the trading price of the Common Stock is at least $50.75 per share (representing a doubling of the stock price on the date of grant), provided that this occurs before the fifth anniversary of the grant, and (iii) the date on which the Company's aggregate consolidated net income before extraordinary items for four consecutive quarters after fiscal 1993 equals at least $2.13 per share (representing a tripling of fiscal year
      1993 net income before extraordinary items), provided that this occurs before the fifth anniversary of the grant. If the Company achieves 80% of either of the performance measures described in (ii) or (iii) above by the fifth anniversary of the grant, then a portion of the options becomes exercisable, equal to 25% of the grant plus 3.75% for every percentage point by which performance exceeds 80% of the measure. Upon the occurrence of one of the following "Acceleration Events," all such options will become vested: (i) any person (excluding certain specified persons) becomes the owner of at least 20% of the Common Stock, (ii) a majority of the Board of Directors changes, or
      (iii) a merger or other specified event occurs.
 (b)  These columns show the hypothetical realizable value of the options granted for the ten-year term of the options, assuming that the market price of the Common Stock subject to the options appreciates in value at the annual rate indicated in the table, from the date of grant to the end of the option term.
 (c)  55,001 of these options were not vested at the time of Mr. Gromek's separation of employment and were cancelled on the separation date.

    The following table shows the number and value of stock options exercised by each of the named executives listed in Table I during fiscal year 1994, the number of all vested (exercisable) and unvested (not yet exercisable) stock options held by each such officer at the end of fiscal year 1994, and the value of all such options that were "in the money" (i.e., the market price of the Common Stock was greater than the exercise price of the options) at the end of fiscal year 1994.

                                   TABLE III
              AGGREGATED OPTION EXERCISES IN FISCAL YEAR 1994 AND
                         FISCAL YEAR END OPTION VALUES

                                                         NUMBER OF SECURITIES           $ VALUE OF UNEXERCISED
                        # OF SHARES                     UNDERLYING UNEXERCISED           IN-THE-MONEY OPTIONS
                        ACQUIRED ON     $ VALUE      OPTIONS AT END OF FISCAL 1994      AT END OF FISCAL 1994
NAME                     EXERCISE       REALIZED       EXERCISABLE/UNEXERCISABLE     EXERCISABLE/UNEXERCISABLE(A)
- ----------------------  -----------   ------------   -----------------------------   ----------------------------
Sally Frame Kasaks....     --             --         162,000/238,000                     $1,658,625/$2,215,125
Paul E. Francis.......     --             --          28,000/122,000                       $318,500/$1,167,750
Joseph R. Gromek......      9,000       $221,625        3,000/78,000(b)                       $47,625/$803,250
Andrea M. Weiss.......     10,000       $203,125       11,000/69,000                         $131,500/$675,750
Randy Richardson......     --             --           10,000/40,000                         $119,000/$384,750

- ------------

(a) Calculated based on the closing market price of the Common Stock of $34.00 on January 27, 1995, the last trading day in fiscal year 1994, less the amount required to be paid upon exercise of the option.

(b) 67,001 of these options were not vested at the time of Mr. Gromek's separation of employment and were cancelled on the separation date.

    PENSION PLAN. Ann Taylor adopted, as of July 1, 1989, a defined benefit retirement plan for the benefit of employees of Ann Taylor (the "Pension Plan"). The Pension Plan is a "cash balance pension plan" intended to qualify under
Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"). An account balance is established for each participant, which is credited with a benefit equal to 3% of compensation during each of the participant's first ten years of service, 4% of compensation during each of the participant's next five years of service, and 5% of compensation during each of the participant's years of service in excess of fifteen. Compensation for this purpose includes salary, bonus and certain other benefits. The Code limits the compensation that may be taken into account under the Pension Plan for any participant. Participants' accounts are credited with interest quarterly, at a rate equal to the average one-year Treasury bill rate. Retirement benefits are determined by dividing the amount of a participant's account by a specified actuarial factor, subject, however, to the limitation imposed by the Code. Participants are fully vested in their accounts after completion of five years of service. Participants receive credit for service with Ann Taylor prior to July 1, 1989 for purposes of vesting and determining the percentage of compensation that will be credited to their accounts.

    As of January 28, 1995, the credited years of service under the Pension Plan for Ms. Kasaks was 1.75 years, for Mr. Francis 0.5 years, for Mr. Gromek 0.5 years, for Ms. Weiss 1.25 years, and for Mr. Richardson 1.0 years. The estimated monthly retirement benefit, payable as a single life annuity, that would be payable to each of the executives named in Table I above who were participants in the plan during fiscal year 1994, assuming retirement as of December 31, 1994, the commencement of payments at age 65 and annual interest at the rate of 7%, is as follows: Ms. Kasaks, $182; Mr. Francis, $230; Mr. Gromek, $132; Ms. Weiss, $296; and Mr. Richardson, $301. These benefits would not be subject to any reduction for social security benefits or other offset amounts.

    The estimated annual retirement benefit to which Ms. Kasaks would be entitled pursuant to the 1994 employment agreement described below, beginning at age 60, would be $783,331, after taking into account offsets for other pension benefits.

    EMPLOYMENT AGREEMENT. Effective as of February 1, 1994, the Company and Ms. Sally Frame Kasaks entered into an employment agreement (the "1994 Agreement"), which replaced the employment agreement previously in effect between the Company and Ms. Kasaks. The 1994 Agreement provides for Ms. Kasaks' employment as Chairman of the Board and Chief Executive Officer of the Company for a term of three years, which term is automatically extended on an annual basis for one additional year unless either party provides notice (a "Nonrenewal Notice") that it does not wish to extend the term. Under the terms of the 1994 Agreement, Ms. Kasaks is entitled to an annual base salary of not less than $750,000, and is entitled to participate in the Company's annual bonus and stock option plans as well as other Company benefit programs. In addition, the Company loaned Ms. Kasaks the sum of $500,000, which amount is payable on January 31, 1999. See "Indebtedness of Management".

    The 1994 Agreement also provides Ms. Kasaks with a supplemental retirement benefit (the "SERP") equal to 50 percent of her "final average compensation" (the highest average of her annual salary and bonus over a period of three consecutive fiscal years, except that the maximum bonus to be taken into account for any year may not exceed Ms. Kasaks' salary for that year), reduced by social security benefits and amounts payable under any Company pension plan. The SERP is fully vested upon Ms. Kasaks' attainment of age 55 with 15 years of service with the Company, including service with the Company's predecessor. The SERP also becomes fully vested (although subject to reduction to reflect actual and deemed service of less than 15 years) in the event of Ms. Kasaks' death, disability or termination by the Company without Cause (as defined in the 1994 Agreement); in the event of termination by Ms. Kasaks for Good Reason (as defined in the 1994 Agreement); or in the event the term of the 1994 Agreement expires by reason of a Nonrenewal Notice provided by the Company. The SERP provides a 50% survivor benefit to Ms. Kasaks' spouse for his life. Payment of the SERP benefits is subject to Ms. Kasaks' continued compliance with certain noncompete and nonsolicitation provisions contained in the 1994 Agreement.

    In the event of termination of Ms. Kasaks employment by the Company without Cause, termination by Ms. Kasaks for Good Reason or expiration of the term of the 1994 Agreement by reason of a Nonrenewal Notice provided by the Company, Ms. Kasaks shall be entitled, among other things, to receive continued salary and the average of her last three bonuses (such amounts generally to be paid over a period equal to the longer of 18 months or the remainder of the term of the 1994 Agreement, subject to Ms. Kasaks' compliance with the noncompete and nonsolicitation provisions of the 1994 Agreement), and to additional vesting of all or a portion of her outstanding stock options and restricted shares. If any payments or benefits received by Ms. Kasaks would be subject to the "golden parachute" excise tax under the Internal Revenue Code, the Company has agreed to pay to Ms. Kasaks such additional amounts as may be necessary to place her in the same after-tax position as if the payments had not been subject to such excise tax.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    The Company's executive compensation policy, which is endorsed by the Compensation Committee of the Board of Directors and by the full Board of Directors, is designed to attract and retain highly motivated, results-oriented executives of experience and ability, by basing executives' compensation, in significant part, on the growth and profitability of the Company. There are two principal components to executive compensation: (i) cash compensation, consisting of both a base salary and a variable performance-based portion that is dependent upon short-term Company operating profits, and (ii) stock option grants, the value of which is dependent upon the long-term performance of the Company. The Committee believes that this compensation structure provides executives with incentive to remain with the Company and to direct their efforts towards building the long-term profitability of the Company and the value of its stock.

    The Company may also make grants of shares of restricted stock when deemed necessary in order to attract key executive officers, as was the case in connection with the hiring of the Company's Chief Executive Officer, or to provide an incentive to, or reward outstanding performance by, junior level management associates, when it believes these grants will be more effective incentive tools than stock option grants.

    In determining executive compensation, consideration is given to, among other things, the individual executive's experience and historical and anticipated contribution to the Company. Consideration is also given to the amount and forms of compensation paid to like executives by other companies in the Company's industry, including the companies that comprise the Dow Jones Specialty Apparel Retailers Index, to the extent that such information is available. No specific weight is given to any of these considerations.

ANNUAL CASH COMPENSATION

    An executive's total annual cash compensation is intended to compensate the executive fairly. In the view of the Company, "fair" compensation is generally at the middle to upper end of the range for the industry, taking into consideration the individual executive's experience and historical and expected contribution to the Company. In assembling its executive team over the past three years, the Company has found that, in order to attract qualified executives, in many instances it has had to offer annual cash compensation (base salary plus performance compensation) that is at the upper end of the industry range.

    The executive's base salary is set at an amount that is less than the executive's targeted "fair" compensation level; in order to attain the targeted compensation level, the executive is dependent upon earning the variable, performance-based component of cash compensation. If the Company achieves its financial objectives, the performance compensation is paid and, when added to the executive's base compensation, should result in the executive achieving his or her targeted "fair" compensation level. If the Company performs exceptionally well, the executive's contribution to this performance would also be reflected by a greater performance compensation payment. Similarly, failure of the Company to reach its objectives would result in the executive's performance compensation, and thus total cash compensation, being less than the targeted level.

    Consistent with this philosophy, since the variable component of cash compensation is an integral part of an executive's compensation and is necessary in order for the executive to achieve the targeted "fair" remuneration, the Company and the Committee refer to this variable component not as a "bonus" but as "performance compensation".

    The performance-based, variable component of cash compensation is paid pursuant to the Company's Management Performance Compensation Plan (the "Performance Compensation Plan"), which was adopted by the Board of Directors in August 1992, amended and restated by the Board of Directors in 1994 and approved by the Company's stockholders at the 1994 Annual Stockholders Meeting. Under the Performance Compensation Plan, each spring and fall season, the Compensation Committee establishes a target operating profit level for the six-month season, and the percentage of base salary that each executive would be eligible to receive, as performance-based compensation, if the profit objective is met. Each executive's performance compensation percentage is determined by the Committee, in consultation with management and the other members of the Board, based on their judgment of the extent to which the individual executive's performance could affect overall Company results. Thus, the percentage of senior executives' targeted cash compensation that consists of performance-based compensation is significantly greater than the percentage of junior executives' compensation that is performance-based.

    The Committee believes that this cash compensation strategy provides executives with a balance between compensation security and appropriate incentives to use their best efforts to cause the Company to achieve and exceed its profit objectives.

LONG TERM INCENTIVE COMPENSATION

    The other principal component of executives' compensation is stock options, which are intended as a tool to attract, provide incentive to and retain those executives and senior management-level associates who make the greatest contribution to the business, and who can have the greatest effect on the long term profitability of the Company. The exercise price of stock options is set at a price equal to or greater than the market price of the Common Stock at the time of the grant. The options therefore do not have any value to the executive unless the market price of the Common Stock rises. Two-thirds of the stock options granted to senior executives in 1994 were "performance-vesting" options, which do not vest for at least five years unless specified earnings or Common Stock trading price targets are met (see "Analysis of 1994 Executive Compensation" below). The Committee believes that these stock options more closely align the executives' interests with those of its stockholders, and focus management on building profitability and long-term stockholder value.

    Stock options are often awarded as part of an individualized compensation package developed for a newly hired executive. The Compensation Committee also believes it is appropriate to make periodic grants of stock options, approximately annually, in order to provide continuing incentives to management and to remain competitive with industry peers and leaders. In making periodic stock option grants to executives, the Committee also considers the amount of stock options previously granted to them.

    The Committee believes that, in certain cases, grants of restricted stock provide a more effective incentive tool than grants of stock options. Restricted stock awards are intended principally for junior level management, in recognition of past performance and to encourage continued contributions to the Company.

ANALYSIS OF 1994 COMPENSATION OF CHIEF EXECUTIVE OFFICER

    The Committee believes that, since joining Ann Taylor as Chairman and Chief Executive Officer of the Company in 1992, Sally Frame Kasaks has developed and implemented a cogent strategy to support the growth and profitability of the Company's business, aimed at enhancing the perception of Ann Taylor as a national brand and capitalizing on the strength of that brand through the introduction of product extensions and new channels of distribution. Ms. Kasaks has also concentrated on restructuring the Company's internal organization and assembling an experienced executive team to support and execute this strategy. The Committee believes that the success of the strategy implemented by Ms. Kasaks and her executive team is evident in the growth in the Company's sales, profitability and Common Stock trading price. In the three years that Ms. Kasaks has been Chairman and Chief Executive Officer of Ann Taylor, revenues have increased from $437.7 million in fiscal 1991 to $658.8 million in fiscal 1994 and net income before extraordinary items and special charges has increased from $0.05 per share for fiscal 1991 to $1.40 per share in fiscal 1994. In addition, the market price of the Common Stock has increased during this period from $22.125 at the end of fiscal 1991 to $34.00 at the end of fiscal 1994.

    The term of the Company's 1992 employment agreement with Ms. Kasaks was scheduled to expire at the end of fiscal year 1994. The Compensation Committee and the Board of Directors believe that the retention of Ms. Kasaks as the Chairman and Chief Executive Officer is important to the continued successful execution of the Company's growth strategy. Therefore, in spring 1994 the Compensation Committee commenced negotiation of a new employment agreement with Ms. Kasaks. The Committee engaged legal counsel to assist in these negotiations and consulted with the Company's independent accountants regarding the financial impact of the terms of the agreement. The Committee also obtained advice from a national compensation consultant. In developing the terms of Ms. Kasaks' 1994 Employment Agreement, the Committee took into account, among other things, the significant improvements in the Company's financial performance indicated above, compensation of chief executives of other companies in the Company's industry, and compensation of chief executives at other companies exhibiting similar growth rates. Ms. Kasaks' 1994 annual base salary was determined by the terms of the 1994 Employment Agreement and her 1994 bonus was determined in accordance with the Company's Management Performance Compensation Plan. The terms of the 1994 Employment Agreement are more fully described above under "Employment Agreement".

    The Compensation Committee assigned to Ms. Kasaks a performance compensation percentage of 25% of her annual base salary under the Performance Compensation Plan for each of the spring and fall seasons in 1994 (or 50% for the full year). Operating income before goodwill and special charges improved 42.9% in the spring 1994 season compared to the prior year's spring season, which exceeded the target levels established by the Committee under the Plan for spring 1994 and resulted in the performance-based component of executive compensation, including that of Ms. Kasaks, exceeding the targeted level for the spring season. However, although operating income before goodwill and special charges improved 43.9% in the fall 1994 season compared to the prior year's fall season, this was lower than the targeted operating income levels established by the Committee under the Plan for fall 1994 and resulted in the performance-based component of executive compensation, including that of Ms. Kasaks, being less than the targeted level for the fall season.

    In 1994, the Committee also granted Ms. Kasaks 170,000 stock options under the Company's 1992 Stock Option Plan, representing 21.59% of all stock options granted to Company associates in fiscal 1994. In determining the number of stock options to be granted to Ms. Kasaks, the Compensation Committee considered stock option grants made to chief executive officers of other companies in the Company's industry, the total amount of stock options previously awarded to Ms. Kasaks, and the relationship of Ms. Kasaks' long-term incentive compensation to her overall compensation package. The terms of the stock options granted to Ms. Kasaks in 1994 are more fully described below under "Analysis of 1994 Executive Compensation".

ANALYSIS OF 1994 EXECUTIVE COMPENSATION

    Virtually all of the Company's senior executives were recruited and joined the Company within the last three years. Many of these executives were recruited from companies that are among the leaders in their industries and have significantly greater resources than Ann Taylor. The Company believes that the success of its growth strategy depends, in part, on retention and motivation of this executive talent. The Committee believes that the success of current management's business strategies increases the risk that competitors may attempt to recruit the Company's executives. The Company's compensation structure is intended to be competitive with leading members of the industry and to provide senior executives with incentive to remain with the business.

    In fall 1993, the Company and the Board of Directors engaged an independent national compensation consultant to supplement the Company's and the Compensation Committee's efforts in reviewing the Company's executive compensation structure and comparing it with that of other companies in the women's apparel and specialty retail industries, and to provide advice regarding compensation for the Company's senior executives.

    The Compensation Committee concluded that current executive cash compensation levels were consistent with the executive compensation objectives described above, but that executives' equity interest and long term incentive compensation (stock options) were not equivalent with industry levels. After consultation with its independent compensation consultant, in February 1994 the Committee awarded stock option grants under the Company's 1992 Stock Option Plan to a group of 30 senior executives, including Ms. Kasaks. The total number of options granted to these executives was 676,500. In determining the number of options granted to the foregoing group of senior executives, the

Compensation Committee considered stock option grants previously made to such executives and stock option grants to senior executives of other companies in the Company's industry.

    The exercise price of the options granted to senior executives in February 1994 is $25.375, the fair market value of the Common Stock as of the close of business on the day prior to the day on which the grants were made. One-third of these options are "time-vesting" options, which become exercisable 25% on each of the first through fourth anniversaries of the date of grant. These time-vesting options were in an amount and on terms generally consistent with prior annual grants made to executives, except that the vesting schedule for these options is more restrictive compared to prior option grants that become exercisable 20% upon grant and 20% on each of the first through fourth anniversaries of those grants.

    The remaining two-thirds of the options granted to each executive in February 1994 are "performance-vesting" options, which become fully exercisable prior to the fifth anniversary of the date of grant only if the price of the Company's Common Stock on the New York Stock Exchange reaches at least $50.75 (double the price of the Common Stock at the time of grant) or aggregate consolidated net income before extraordinary items for four consecutive quarters equals at least $2.13 per share (triple the Company's fiscal year 1993 net income before extraordinary items and before the $.05 per share effect of a special restructuring charge taken in 1993). If each of these targets were achieved in the fifth year, they would represent an average annual rate of increase in the Company's stock price and net income before extraordinary items of 15% and 25%, respectively. If the Company achieves at least 80% of either of these performance measures by the fifth anniversary of the date of grant, then the options become partially exercisable, at a rate of 25% plus 3 3/4% for each percentage point by which the Company exceeds 80% of the performance measure. If the Company does not achieve at least 80% of the performance measures by the fifth anniversary, then none of the performance-vesting options become exercisable until the ninth anniversary of the grant.

    In establishing the performance measures by which the performance-vesting options become exercisable, the Committee selected targets that would make management compensation contingent on the creation of significant value for the Company's stockholders, thus closely aligning management's and stockholders' interests and directing management's efforts towards the long term profitability of the Company. The Committee also believes that these performance-vesting options will provide significant retention and performance incentives to executives.

                                          Gerald S. Armstrong
                                          James J. Burke, Jr.
                                          Rochelle B. Lazarus
                                          Hanne M. Merriman

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    As of the Record Date, ML&Co. and certain of its affiliates beneficially owned an aggregate of approximately 26.6% of the outstanding Common Stock. Messrs. Armstrong and Burke serve on the Boards of Directors of the Company and Ann Taylor as representatives of ML&Co. and its affiliates. Accordingly, ML&Co. and its affiliates are in a position to influence the management of the Company. Messrs. Armstrong and Burke are also members of the Compensation Committee of the Board of Directors of the Company and Ann Taylor.

    The Company paid underwriting commissions to Merrill Lynch in connection with the Company's Common Stock offering in May 1994 (the "Offering"). The Company agreed to indemnify Merrill Lynch, as underwriter, against certain liabilities, including certain liabilities under the federal securities laws, in connection with the Offering.

                            STOCK PERFORMANCE GRAPH

    The following line graph compares the cumulative total stockholder return on the Company's Common Stock on an annual basis from May 16, 1991, the date of the Company's initial public offering of the Common Stock, through January 28, 1995, with the cumulative total return on the Standard & Poor's 500 Stock Index ("S&P 500") and the Dow Jones Specialty Apparel Retailers Index ("DJ Apparel") for the same period. In accordance with the rules of the Commission, the returns are indexed to a value of $100 at May 16, 1991 and assume that all dividends were reinvested.

     COMPARISON OF ANNUAL CUMULATIVE TOTAL RETURN THROUGH JANUARY 28, 1995
                 ANNTAYLOR, S&P 500 INDEX, AND DJ APPAREL INDEX

                   5/91         1/92          1/93         1/94          1/95

Ann Taylor       $100.00      $ 84.62       $ 82.21      $ 84.13       $130.77

S&P 500          $100.00      $112.10       $123.95      $139.06       $140.60

DJ Apparel       $100.00      $119.38       $113.20      $105.78       $ 95.58

                           INDEBTEDNESS OF MANAGEMENT

    Pursuant to the 1994 Employment Agreement, the Company loaned Ms. Kasaks the sum of $500,000, which amount is payable on January 31, 1999. On each date on which interest is payable under the loan, the Company has agreed to pay to Ms. Kasaks such amounts as may be necessary to place her in the same after-tax position as if the loan had been interest-free. The loan shall be forgiven by the Company if Ms. Kasaks is employed on the maturity date; if, prior to such date, she is involuntarily terminated without Cause or dies or becomes disabled while still employed; or if the term of the 1994 Agreement expires by reason of a Nonrenewal Notice having been provided by the Company.

                        COMPLIANCE WITH SECTION 16(A) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

    Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and certain officers to file with the Securities and Exchange Commission and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of the Company's Common Stock. Copies of all such Section 16(a) reports are required to be furnished to the Company. These filing requirements also apply to holders of more than ten percent of the Company's Common Stock. To the Company's knowledge, based solely on a review of the copies of Section 16(a) reports furnished to the Company during the fiscal year ended January 27, 1995, or written representations from certain reporting persons that no Forms 5 were required for those persons, all transactions were reported on a timely basis except (i) two Form 4 filings and the 1995 Form 5 filing by Mr. Francis, which were filed two days late, (ii) one Form 4 filing by Mr. Gromek, a former executive officer of the Company, which was filed one day late and (iii) two Form 4 filings by Mr. Craig Sorrels, a former executive officer of the Company, which were also filed late.

                      BENEFICIAL OWNERSHIP OF COMMON STOCK

PRINCIPAL STOCKHOLDERS

    As of the April 10, 1995 Record Date, the outstanding Common Stock was held of record by 495 stockholders. The following table sets forth certain information concerning the beneficial ownership of Common Stock by each stockholder who is known by the Company to own beneficially in excess of 5% of the outstanding Common Stock, by each director, by the named executives listed in Table I above, and by all directors and executive officers as a group, as of the Record Date. Except as otherwise indicated, all persons listed below have
(i) sole voting power and investment power with respect to their shares of Common Stock, except to the extent that authority is shared by spouses under applicable law, and (ii) record and beneficial ownership with respect to their shares of Common Stock.

                                                                            NO. OF
                                                                          SHARES OF
NAME OF BENEFICIAL OWNER                                                 COMMON STOCK    PERCENT
- ----------------------------------------------------------------------   ------------    -------
Merrill Lynch Entities(a).............................................     6,155,278       26.6%
FMR Corp.(b)..........................................................     1,540,800        6.7
Nicholas-Applegate Capital Management(c)..............................     1,198,521        5.2
Sally Frame Kasaks(d).................................................       292,165        1.3
Paul E. Francis(d)....................................................        82,653          *
Joseph R. Gromek(d)...................................................        14,222          *
Andrea M. Weiss(d)....................................................        23,366          *
Randy Richardson(d)...................................................        15,004          *
Gerald S. Armstrong(e)(f).............................................        10,964          *
James J. Burke, Jr.(e)................................................        52,920          *
Robert C. Grayson.....................................................        15,000          *
Rochelle B. Lazarus(g)................................................           300          *
Hanne M. Merriman.....................................................           200          *
All executive officers and directors as a group (13 persons)(d).......       539,229        2.3

- ------------

   *  Less than 1%.
 (a)  As of the Record Date, certain affiliates of ML&Co. (collectively, the "Merrill Lynch
      Entities") beneficially owned an aggregate of 6,155,278 shares, or approximately 26.6%, of the outstanding Common Stock. Shares of Common Stock beneficially owned by the
      Merrill Lynch Entities were held as follows: 3,010,249 shares by Merrill Lynch Capital
      Appreciation Partnership No. B-II, L.P.; 1,756,892 shares by ML Offshore LBO
      Partnership No. B-II; 851,656 shares by ML IBK Positions, Inc.; 334,796 shares by
      Merchant Banking L.P. No. III; 163,448 shares by Merrill Lynch KECALP L.P. 1989; 29,834 shares by MLCP Associates L.P. No. I; 7,483 shares by Merrill Lynch KECALP L.P. 1987;
      760 shares by ML Capital Partners; and 160 shares by Merrill Lynch Capital Appreciation
      Company Limited II. The Merrill Lynch Entities are deemed to have shared voting and investment power with other ML&Co. affiliates with respect to the shares of Common
      Stock indicated as held by them. The address for Merrill Lynch Capital Appreciation
      Company Limited II is P.O. Box 25, Roseneath, The Grange, St. Peter Port, Guernsey, The
      Channel Islands. The address for each of the other Merrill Lynch Entities is 250 Vesey
      Street, World Financial Center, North Tower, New York, New York 10281.
 (b)  Pursuant to a Schedule 13-G dated March 9, 1995 and filed with the Commission by FMR
      Corp., as of February 28, 1995, FMR Corp. had sole voting power with respect to 71,400 shares, shared voting power with respect to no shares, and shared dispositive power with respect to 1,540,800 shares. The address for FMR Corp. is 82 Devonshire Street,
      Boston, Massachusetts 02109.
 (c)  Pursuant to a Schedule 13-G dated February 14, 1995 and filed with the Commission by
      Nicholas-Applegate Capital Management, Nicholas-Applegate Capital Management has sole voting power with respect to 483,665 shares, shared voting power with respect to no shares, and sole dispositive power with respect to 1,198,521 shares. The address for
      Nicholas-Applegate Capital Management is 600 West Broadway, 29th floor, San Diego,
      California 92101.
 (d)  The shares listed include shares subject to options exercisable within 60 days of April
      10, 1995 as follows: Ms. Kasaks, 232,165 shares; Mr. Francis, 48,666 shares; Mr.
      Gromek, 13,999 shares; Ms. Weiss, 23,166 shares; Mr. Richardson, 14,499 shares; and all executive officers and directors as a group (13 persons), 364,636 shares.
 (e)  James J. Burke, Jr. and Gerald S. Armstrong serve on the Board of Directors of the
      Company and Ann Taylor as designees of ML&Co. and certain of its affiliates, and are directors of ML Capital Partners. Each of Messrs. Burke and Armstrong disclaims beneficial ownership of shares beneficially owned by the Merrill Lynch Entities.
 (f)  3,000 of these shares are held by Mr. Armstrong's wife, as Custodian for their children. Mr. Armstrong disclaims beneficial ownership of these shares.
 (g)  Shares are held in a pension fund of which Ms. Lazarus' husband is the sole beneficiary. Ms. Lazarus has no voting or investment power with respect to these shares.

                                   PROPOSAL 2
              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

    Subject to stockholder ratification, the Board of Directors has reappointed the firm of Deloitte & Touche LLP, Certified Public Accountants, as independent auditors to make an examination of the accounts of the Company for the fiscal year 1995. Deloitte & Touche has served as the independent auditors of the Company since January 1989.

    THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" SUCH RATIFICATION.

    Unless contrary instructions are given, the proxies solicited by management will be voted "FOR" such ratification. Ratification will require the affirmative vote of the holders of a majority of the Common Stock present in person or by proxy and entitled to vote at the meeting.

    One or more representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so and will be available to respond to questions.

                 STOCKHOLDER PROPOSALS FOR 1996 ANNUAL MEETING

    In accordance with Rule 14a-8 under the Securities Exchange Act of 1934, any stockholder proposals intended to be presented at the 1996 Annual Meeting of Stockholders must be received by the Company no later than December 29, 1995 in order to be considered for inclusion in the Company's Proxy Statement and form of proxy relating to that meeting.

    Section 9 of Article II of the Company's By-Laws provides that, in order for a stockholder to nominate a person for election to the Board of Directors at an annual meeting of the Company, such stockholder must be a stockholder of record on the date the notice described below is given and on the record date for the annual meeting, and must have given timely prior written notice to the Secretary of the Company. To be timely, notice must be received by the Company not less than sixty days nor more than ninety days prior to the anniversary date of the last meeting (or if the meeting date is not within thirty days before or after the anniversary date of the last meeting, then not later than the tenth day following the day on which the notice of the date of the meeting was mailed or public disclosure thereof was made). Such notice must contain certain information about the person whom the stockholder proposes to nominate and the stockholder giving the notice, including the name, age, address, occupation, and class and number of shares of Common Stock beneficially owned by the proposed nominee and the name, address and class and number of shares of Common Stock beneficially owned by such stockholder.

    In addition, Section 10 of Article II of the Company's By-Laws provides that, in order for a stockholder to propose any matter for consideration at an annual meeting of the Company, such stockholder must have given timely prior written notice to the Secretary of the Company of such stockholder's intention to bring such business before the meeting. To be timely, notice must be received by the Company not less than sixty days nor more than ninety days prior to the anniversary date of the last meeting (or if the meeting date is not within thirty days before or after the anniversary date of the last meeting, then not later than the tenth day following the day on which the notice of the date of the meeting was mailed or public disclosure thereof was made). Such notice must contain certain information about such business and the stockholder who proposes to bring the business before the meeting, including a brief description of the business the stockholder proposes to bring before the meeting, the reasons for conducting such business at the annual meeting, the class and number of shares of Common Stock beneficially owned by such stockholder, and any material interest of such stockholder in the business so proposed.

                             ADDITIONAL INFORMATION

    Copies of the Company's 1994 Annual Report to Stockholders, which includes audited financial statements, are being mailed to stockholders of the Company with this Proxy Statement. Additional copies are available without charge on request. Requests should be addressed to the Secretary, AnnTaylor Stores Corporation, 142 West 57th Street, New York, New York 10019.

                                          ANNTAYLOR STORES CORPORATION

New York, New York
April 28, 1995

          ANNTAYLOR STORES CORPORATION
          THIS PROXY IS SOLICITED ON BEHALF OF THE
          BOARD OF DIRECTORS OF ANNTAYLOR STORES CORPORATION
          FOR THE ANNUAL MEETING TO BE HELD ON JUNE 7, 1995

                  The undersigned hereby appoints James J. Burke, Jr. and Paul E. Francis, and either of them, proxies of the undersigned with full power of substitution to vote all shares of Common Stock, par value $.0068 per share, of AnnTaylor Stores Corporation ("the Company") owned or held by the undersigned at the Annual Meeting of Stockholders of the Company to be held at The Parker-Meridien Hotel, New York, New York, on June 7, 1995 at 2:00 p.m. local time and at any adjournment thereof.

                  Such proxies are directed to vote as set forth on the reverse side hereof. The shares represented by this proxy will be voted as directed by the stockholder. If no direction is given when the duly executed proxy is returned, such shares will be voted "FOR all nominees" in (a), "FOR" the proposal in (b) and in accordance with the judgement of such proxies upon such other matters as may properly come before the Annual Meeting.

          (Continued and to be signed on other side.)

          The Board of Directors Recommends a vote "FOR all nominees" in
          (a) and "FOR" the proposal in (b).

          (a)     ELECTION OF THE FOLLOWING NOMINEES AS CLASS I DIRECTORS:
          Rochelle B. Lazarus and Robert C. Grayson
                  (for terms to expire at the 1998 annual meeting).

          FOR all
          nominees
            / /

          Authority
          withheld for
          all nominees
            / /

          Authority withheld for the following
          nominee(s) only:
          (Write the name(s) of such nominee(s) in the space provided below)


          (b) PROPOSAL TO RATIFY THE APPOINTMENT OF DELOITTE & TOUCHE LLP as independent public accountants for the Company for fiscal year 1995.


          For     Against   Abstain
          / /       / /       / /

          (c) IN THEIR JUDGMENT, UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THIS ANNUAL MEETING.


          Dated:_____________________________________, 1995

          _________________________________________________

          _________________________________________________
                         (Signature)


          Please mark, date, sign and return this proxy in the enclosed envelope. Please sign as names appear at left. When signing as agent, attorney, or fiduciary, or for a corporation or partnership, indicate the capacity in which you are signing. Shares registered in joint names should be signed by each joint tenant or trustee.